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                                                                   Exhibit (i-2)


                     PAUL, HASTINGS, JANOFSKY & WALKER LLP
                            555 South Flower Street
                            Los Angeles, California

                               November 20, 1998


Pacific Capital Funds
111 South King Street
Honolulu, Hawaii


Ladies and Gentlemen,

     We have acted as counsel to Pacific Capital Funds, a Massachusetts business trust (the "Company"), in connection with the issuance of an indefinite number of units of beneficial interest ("Shares") of the Pacific Capital International Stock Fund, Pacific Capital Value Fund and Pacific Capital Small Cap Fund series of Shares of the Company (each a "Fund") in a public offering pursuant to a Registration Statement on Form N-1A (Registration No. 33-57684), as amended, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement").

     In our capacity as counsel for the Company, we have examined the Declaration of Trust of the Company dated October 30, 1992, as amended, the bylaws of the Company, and originals or copies of actions of the Board of Trustees of the Company, as furnished to us by the Company, certificates of public officials, statutes and such other documents, records and certificates as we have deemed necessary for the purposes of this opinion.

     Based upon our examination as aforesaid, we are of the opinion that the Shares of each Fund are duly authorized and, when purchased and paid for as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion of counsel as an exhibit to the Registration Statement.


                               Very truly yours,

                     PAUL, HASTINGS, JANOFSKY & WALKER LLP